Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ANNOUNCES

ACQUISITION OF AMT LABS, INC.

Continues to Strengthen Position in High Value, Growing Mineral Fortification

CRANBURY, NEW JERSEY (July 17, 2012) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, announced today that it had completed the acquisition of AMT Labs, Inc (“AMT”).

AMT, a privately held company based in North Salt Lake, Utah, has been manufacturing high quality custom ingredients for the food, beverage, confectionary and nutraceutical industries for more than 20 years. AMT specializes in mineral ingredients essential to the human diet that are manufactured in various forms, including as chelates, to be easily digested (bioactive). AMT is highly complementary to the Kelatron business acquired by Innophos in November 2011. The combined businesses of Kelatron and AMT make Innophos a leader in high growth U.S. bioactive mineral ingredients, with annualized revenues approximating $30 million.

Randy Gress, Chairman and Chief Executive Officer of Innophos, commented, “The acquisition of AMT represents the second step in our adjacency strategy to expand in product categories closely related to our existing specialty phosphate product line. AMT’s strengths are highly complementary to our new bioactive mineral ingredients business platform, providing high quality manufacturing facilities better able to support the future growth expected in this product range. AMT has also been developing new market potential for its products which we expect will bring commercial successes in addition to the expected portfolio synergies of the combined business of AMT and Kelatron, which itself has performed strongly since its acquisition by Innophos last year.”

In the transaction, Innophos, Inc., a wholly owned subsidiary, purchased for cash 100% of the equity of AMT Labs, Inc. and an affiliated real estate company holding all AMT real property, including unused land and buildings to support future expansion. The combined purchase price was $27 million, with $19.5 million being allocated to the AMT purchase and $7.5 million being allocated to the real estate entity. The transaction includes potential for additional consideration contingent upon success in developing new market opportunities. Closing of the purchase occurred upon execution of the definitive agreements effective as of July 17, 2012. The acquisition is expected to be accretive to results in 2012.

About Innophos Holdings, Inc.

Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other mineral ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. ‘IPHS-G’

Contact Information:

Innophos Holdings, Inc.	FTI Consulting, Inc.

Investor Relations: (609) 366-1299	Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com	212-850-5600